Exhibit 99.1

FOR IMMEDIATE RELEASE:

CONTACT:	11000 BROKEN LAND PARKWAY
Investor Relations	COLUMBIA, MARYLAND 21044
Tel: 410-772-5160	WWW.FIELDSTONEINVESTMENT.COM
Toll-free: 866-438-1088
investors@FieldstoneInvestment.com

FIELDSTONE INVESTMENT CORPORATION ANNOUNCES

RESTATEMENT OF FINANCIAL STATEMENTS

COLUMBIA, MARYLAND, April 3, 2006 –Fieldstone Investment Corporation (“Fieldstone”) (NASDAQ: FICC) today announced that it will restate its financial statements for 2003 and 2004 and for the first three quarters of 2005 to correct accounting errors related to the timing of recognition of income tax paid by Fieldstone Mortgage Company (“Fieldstone Mortgage”) related to the sale of loans from Fieldstone Mortgage to Fieldstone in the fourth quarter of 2003 and the second quarter of 2005. Fieldstone Mortgage is a wholly owned subsidiary of Fieldstone.

The changes to Fieldstone’s financial statements will not affect its REIT taxable income, its dividend distribution requirements or its REIT status.

As of September 30, 2005, Fieldstone’s reported stockholders’ equity will increase by $1.7 million as a result of the accounting corrections for these loan sales. To correct the accounting, Fieldstone will (i) include a deferred tax asset for the income tax paid by Fieldstone Mortgage, with an offsetting reduction to income tax provision, during the periods of the sales and (ii) amortize the deferred tax expense during the subsequent periods in which any portion of  the loans are outstanding. Fieldstone will file its corrected financial statements with its Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (“2005 Form 10-K”). The changes to Fieldstone’s statement of operations in each of the years 2003 and 2004 and for the nine months ended September 30, 2005 and for each of the first three quarters of 2005 are (as previously reported and as restated, respectively):

	2003	2003	2004	2004
$ 000	Reported	Restated	Reported	Restated
Income before inc. taxes	$45,216	45,216	69,530	69,530
Provision for Income	2,616	6,327	(3,966)	(5,934)
Tax (expense) benefit
Net Income	$47,832	51,543	65,564	63,596

	2005 1Q	2005 1Q	2005 2Q	2005 2Q	2005 3Q	2005 3Q	‘05 9 mos	‘05 9 mos
	Reported	Restated	Reported	Restated	Reported	Restated	Reported	Restated
Income before inc. taxes	$41,163	41,163	25,809	25,809	26,423	26,423	93,395	93,395
Provision for Income	941	591	(2,734)	(1,983)	(2,999)	(3,398)	(4,792)	(4,790)
Tax (expense) benefit
Net Income	$42,104	41,754	23,075	23,826	23,424	23,025	88,603	88,605

Investors should no longer rely on the 2003 and 2004 financial statements and the associated auditor’s reports currently on file with the SEC in Fieldstone’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as amended, or on the unaudited financial statements in Fieldstone’s Form 10-Qs for 2005.

Suspension of use of S-11 for Sales of Restricted Shares

In connection with the restatements described above and the previously announced delay in filing its 2005 Form 10-K, Fieldstone is suspending use of its registration statement on Form S-11 relating to the resale by the listed stockholders of restricted shares of common stock, par value $.01 per share (the “Registration Statement”). The Registration Statement primarily facilitates the public resale of privately placed shares sold initially in the fourth quarter of 2003 in a Rule 144A offering. After Fieldstone has filed its 2005 Form 10-K with the SEC, it expects to promptly file with the SEC a Post-Effective Amendment to its Registration Statement (the “Amendment”) to incorporate financial information for the year ended December 31, 2005 and other information in the prospectus included in the Registration Statement. Once filed, Fieldstone will work to have the Amendment declared effective by the SEC as promptly as possible. Until the Amendment is declared effective by the SEC, shares of Fieldstone’s common stock may not be sold nor may offers to buy be accepted pursuant to the Registration Statement.

Holders of Fieldstone’s common stock who hold unrestricted shares may continue to trade on the NASDAQ during this suspension of the Registration Statement, provided that they are not affiliates of  Fieldstone, as defined under the securities laws, and that they otherwise comply with all applicable securities laws.

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About Fieldstone Investment Corporation

Fieldstone Investment Corporation owns and manages a portfolio of non-conforming mortgage loans originated primarily by its mortgage origination subsidiary, Fieldstone Mortgage Company, and has elected to be a real estate investment trust for federal income tax purposes. Founded in 1995, Fieldstone Mortgage Company is a nationwide residential mortgage banking company that originates non-conforming and conforming residential mortgage loans through over 4,700 independent mortgage brokers serviced by regional wholesale operations centers and a network of retail branch offices located throughout the country. Fieldstone is headquartered in Columbia, Maryland.

Information Regarding Forward-Looking Statements

Certain matters discussed in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws, including, but not limited to, the expected impact of Fieldstone’s accounting adjustment on its reported net income for the nine months ended September 30, 2005 and for the first three quarters of 2005 and the expected timing of Fieldstone’s filing of a post-effective amendment to its Registration Statement on Form S-11 with the SEC. These statements are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results and the timing of certain events may differ materially from those indicated by such forward-looking statements due to a variety of risks and uncertainties, many of which are beyond Fieldstone’s ability to control or predict, including but not limited to (i) the final determination by Fieldstone of the magnitude of the accounting adjustments described in this release, (ii) the discovery of other errors in our financial statements, which could result in further adjustments, (iii) the completion of the restatement process and the implementation of process improvements to address weaknesses in Fieldstone’s internal controls over financial reporting and (iv) other risks and uncertainties outlined in Fieldstone Investment Corporation’s periodic reports filed with the SEC. These statements are made as of the date of this press release, and Fieldstone undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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